UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Commission File No.: 0-12122

November 8, 2010
Date of report (date of earliest event reported)

Apollo Solar Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-12122	84-0601802
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

No. 485 Tengfei Third
Shuangliu Southwest Airport Economic Development Zone
Shuangliu, Chengdu
People’s Republic of China 610207
(Address of principal executive offices)(Zip Code)

+86 028 8574 5593
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective November 8, 2010, Mr. Renyi Hou resigned as Chairman of the board of directors and Chief Executive Officer of Apollo Solar Energy, Inc. (the “Company”).  Mr. Hou’s resignation was not related to any disagreement or dispute with the Company.

Dr. Jingong Pan, the Company’s former Vice President, was appointed as Chairman of the board of directors and Chief Executive Officer of the Company, effective November 8, 2010.  As Chief Executive Officer, Dr. Pan will receive an annual salary of RMB 660,000.  Dr. Pan was also granted stock options to acquire up to 1,000,000 shares of the Company’s common stock, which will vest in equal yearly installments over a three year period, provided Dr. Pan remains employed with the Company.  The options have an exercise price of $3.50 per share.

    Dr. Pan, age 45, has been a member of the Company’s board of directors since March 2010.  Dr. Pan is currently an Adjunct Professor at the New Jersey Institute of Technology.  From 2000 to 2002, Dr. Pan served as a General Manager of Flaming Sun (USA) Corp., and from 1997 to 2000, served as Vice President of Anton USA (Bank of China Group).  Dr. Pan received a Bachelor of Science degree from the Harbin Institute of Technology, Masters degrees from the Harbin Institute of Technology and the New Jersey Institute of Technology, and a Ph.D. from the New Jersey Institute of Technology.

    There is no family relationship between Dr. Pan and any of the executive officers or directors of the Company. In addition, Dr. Pan is not a party to any transaction with the Company or its subsidiaries that would require disclosure under Item 404(a) of the Securities and Exchange Commission Regulation S-K.

    On November 8, 2010, the Company’s board of directors also approved a stock option grant to acquire up to 500,000 shares of the Company’s common stock to Mr. Hongwei Ke, the Company’s Chief Operating Officer, which grant will vest in equal yearly installments over a three year period, provided Mr. Ke remains employed with the Company.  The options have an exercise price of $3.50 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO SOLAR ENERGY, INC.

November 9, 2010	By:	/s/ Wilson Liu
Name: Wilson Liu
Title: Chief Financial Officer